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                                                                    EXHIBIT 21.1

                      SUBSIDIARIES OF WFS FINANCIAL, INC.

WFS Financial Auto Inc., a California Corporation
WFS Financial Auto 2, Inc., a California Corporation
WFS Investments, Inc., a California Corporation
WFS Funding, Inc., a California Corporation
WFS Receivables Corporation, a California Corporation